Exhibit 5.1
                                   WHITE & CASE
                           1155 Avenue of the Americas
                             New York, New York 10036
                                                     February 24, 1995
   Mallinckrodt Group Inc.
   7733 Forsyth Boulevard
   St. Louis, MO 63105
   Dear Sirs:We have examined the Registration Statement on Form S-3 filed today by Mallinckrodt Group Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of $250,000,000 principal amount of the Company's debt securities (the "Securities"), to be issued under an indenture (as amended, the "Indenture") between the Company and Morgan Guaranty Trust Company of New York, as trustee, to which First Trust of New York, National Association, is successor Trustee.
             In our opinion, when the Securities have been duly executed, authenticated and delivered against payment therefor, the Securities will be validly issued and will be legally binding obligations of the Company, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).
             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.
                                      Very truly yours,
                                      White & Case